PRICING SUPPLEMENT No. U4867 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated June 12, 2020

Credit Suisse AG $4,000,000 Trigger Autocallable Contingent Yield Notes

Linked to the Russell 2000® Index due on June 15, 2023

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Russell 2000® Index (the “Underlying”). Credit Suisse will pay you a Contingent Coupon if on an Observation Date (including the Final Valuation Date) the Closing Level of the Underlying is equal to or greater than the Coupon Barrier. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Credit Suisse will automatically call the Notes prior to maturity if on any Observation Date (beginning after one year) the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Contingent Coupon payable on the Coupon Payment Date immediately following the applicable Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. You will lose some or all of your investment if the Notes are not called and the Final Underlying Level is less than the Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. The Notes will not pay a Contingent Coupon for a quarter if the Closing Level of the Underlying is below the Coupon Barrier on the applicable Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse will automatically call the Notes on any Observation Date after one year on which the Underlying closes at or above the Initial Underlying Level on such Observation Date. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

☐ Contingent Coupon — Subject to Automatic Call, Credit Suisse will pay you a Contingent Coupon if on an Observation Date the Closing Level of the Underlying is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that quarter.
☐ Automatically Callable — If on any Observation Date (beginning after one year) the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level, Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon payable for that quarter on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you the full principal amount of your Notes at maturity. If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Strike Date	June 11, 2020
Trade Date	June 12, 2020
Settlement Date	June 17, 2020
Observation Dates*	(callable after one year) (see page 5)
Final Valuation Date*	June 12, 2023
Maturity Date*	June 15, 2023

*    Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING FROM THE INITIAL UNDERLYING LEVEL TO THE FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 9 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the Russell 2000® Index. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Ticker	Contingent Coupon Rate	Initial Underlying Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Russell 2000® Index	RTY <Index>	7.65% per annum	1356.224	881.546 (Approximately 65% of the Initial Underlying Level)	881.546 (Approximately 65% of the Initial Underlying Level)	22550V786	US22550V7863

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.82 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Russell 2000® Index	$4,000,000	$10	$50,000	$0.125	$3,950,000	$9.875

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.125 per $10 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

♦	Product Supplement No. I–B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦   You believe the Closing Level of the Underlying will be equal to or greater than the Coupon Barrier on each of the Observation Dates, and you believe the Underlying will close at or above the Downside Threshold on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level, which may be significant, and that your potential return is limited to the Contingent Coupons, if any, that are based on the contingent coupon rate listed on the cover hereof.

♦   You are willing to invest in the Notes based on the Downside Threshold and Coupon Barrier specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦   You do not seek current income from your investment.

♦   You are willing to invest in Notes that are subject to potential Automatic Call after one year and are otherwise willing to hold such Notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

♦   You believe that the Underlying will close below the Coupon Barrier on the Observation Dates or you believe the Closing Level of the Underlying will be below the Downside Threshold on the Final Valuation Date.

♦   You seek an investment that participates in the full appreciation in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level, and whose return is not limited to the Contingent Coupons, if any, that are based on the contingent coupon rate listed on the cover hereof.

♦   You are unwilling to invest in the Notes based on the Downside Threshold and Coupon Barrier specified on the cover hereof.

♦   You seek current income from your investment.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦   You are unable or unwilling to hold Notes that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such Notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlying.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 9 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	Three years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying	Russell 2000® Index
Contingent Coupon

If on any Observation Date the Closing Level of the Underlying is equal to or greater than the Coupon Barrier, Credit Suisse will pay you the Contingent Coupon applicable to such Observation Date.

If on any Observation Date the Closing Level of the Underlying is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be paid and you will not receive any payment in respect of such Observation Date on the immediately following Coupon Payment Date or on any other date.

The table below sets forth the Contingent Coupon amount (based on the Contingent Coupon Rate of 7.65% per annum) that would be applicable to each Observation Date on which the Closing Level of the Underlying is greater than or equal to the Coupon Barrier.

Contingent Coupon (per Note) Russell 2000® Index
$0.19125 per quarter
Contingent Coupons on the Notes are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the Closing Level of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon rate is 7.65% per annum for Notes linked to the Russell 2000® Index.
Automatic Call Provision

The Notes will be automatically called if on any Observation Date after one year (beginning June 14, 2021) the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level.

If the Notes are called on any Observation Date after one year (beginning June 14, 2021), on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Contingent Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date (beginning June 14, 2021) if the Closing Level of the Underlying on such Observation Date is below the Initial Underlying Level.

Payment at Maturity if not called (per Note)

If the Notes are not called and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes are not called and the Final Underlying Level is less than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)

You will lose some or all of your principal amount if the Notes are not called and the Final Underlying Level is less than the Downside Threshold.

Key Terms

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Coupon Barrier	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of the Underlying on the Strike Date, as specified on the cover of this pricing supplement.
Closing Level	The Closing Level of the Underlying on any trading day will be the closing level of the Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.

Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on September 14, 2020; Observation Dates will occur thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, June 12, 2023, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on September 16, 2020; Coupon Payment Dates will occur thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Trade Date	The Initial Underlying Level is observed, and the Downside Threshold, Coupon Barrier and Contingent Coupon Rate are determined.

Each Observation Date, including the Final Valuation Date (callable after one year)

If on any Observation Date the Closing Level of the Underlying is equal to or greater than the Coupon Barrier, Credit Suisse will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will be called if on any Observation Date on or after June 14, 2021 the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus the Contingent Coupon payable on the Automatic Call Date.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes have not been called and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

The Notes will not pay a Contingent Coupon if the Closing Level of the Underlying is below the Coupon Barrier on the applicable Observation Date. The Notes will not be subject to an Automatic Call on an Observation Date if the Closing Level of the Underlying on such Observation Date is below the Initial Underlying Level. If the Notes are not called, you will lose some or all of your investment at maturity if the Final Underlying Level is less than the Downside Threshold.

Observation Dates(1) and Coupon Payment Dates(2)(3)

Observation Dates	Coupon Payment Dates
September 14, 2020*	September 16, 2020*
December 14, 2020*	December 16, 2020*
March 12, 2021*	March 16, 2021*
June 14, 2021	June 16, 2021
September 13, 2021	September 15, 2021
December 13, 2021	December 15, 2021
March 14, 2022	March 16, 2022
June 13, 2022	June 15, 2022
September 12, 2022	September 14, 2022
December 12, 2022	December 14, 2022
March 13, 2023	March 15, 2023
June 12, 2023	June 15, 2023

*	The Notes are not callable until the fourth Observation Date, which is June 14, 2021.

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, you may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the Underlying from the Initial Underlying Level to the Final Underlying Level and will incur a loss proportionate to the Underlying Return of the Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the final Underlying Level will be less than the Downside Threshold, and in such event, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Return on the Notes is limited to the sum of any Contingent Coupons and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any appreciation in the level of the Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Coupon Payment Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be minimal.

If the Notes are not called, you may be subject to the Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the level of the Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called or that the level of the Underlying will remain greater than or equal to the Coupon Barrier and Downside Threshold. This is due to the decline in the level of the Underlying and the shorter time remaining for the level of the Underlying to recover to or above the Coupon Barrier and Downside Threshold on a subsequent Observation Date or the Final Valuation Date, respectively. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlying.

♦	You may not receive any Contingent Coupons — Credit Suisse will not necessarily pay periodic coupons on the Notes. If on an Observation Date the Closing Level of the Underlying is less than the Coupon Barrier, Credit Suisse will not pay you the Contingent Coupon applicable to such Observation Date. If on each of the Observation Dates the Closing Level of the Underlying is less than the Coupon Barrier, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could be less than (i) the Coupon Barrier Level on any Observation Date or (ii) the Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or Downside Threshold) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier Level or Downside Threshold may not necessarily indicate that you will receive a Contingent Coupon on any Contingent Coupon Payment Date or that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The Notes are subject to a potential Automatic Call, which exposes you to reinvestment risk — The Notes are subject to a potential Automatic Call. If the Notes are automatically called prior to the Maturity Date, you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes.

♦	An Automatic Call would limit your opportunity to be paid Contingent Coupons over the full term of the Notes — The Notes are subject to a potential Automatic Call. If the Closing Level of the Underlying on any Observation Date beginning June 14, 2021 is equal to or greater than the Initial Underlying Level, the Notes will be automatically called and you will receive a cash payment equal to the principal amount of the Notes you hold and the Contingent Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes.

♦	The Notes are linked to the Russell 2000® Index and are subject to the risks associated with small-capitalization companies — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Level being greater than or equal to the Downside Threshold. Because whether or not the Final Underlying Level is greater than or equal to the Downside Threshold is observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Downside Threshold at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally and which may affect the levels of the Underlying;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Contingent Coupons (if any) and payments upon Automatic Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	3 years
Hypothetical Contingent Coupon Rate:	7.65% per annum (or 1.9125% per quarter)
Hypothetical Contingent Coupon:	$0.19125 per quarter
Observation Dates:	Quarterly (callable after one year)
Hypothetical Initial Underlying Level:	1400
Hypothetical Coupon Barrier:	910 (65% of the Hypothetical Initial Underlying Level)
Hypothetical Downside Threshold:	910 (65% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	800 (below Initial Underlying Level and Coupon Barrier)	Notes NOT callable; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	750 (below Initial Underlying Level and Coupon Barrier)	Notes NOT callable; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	700 (below Initial Underlying Level and Coupon Barrier)	Notes NOT callable; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth Observation Date	2000 (at or above Initial Underlying Level and Coupon Barrier)	Notes called; Contingent Coupon equals $0.19125 on fourth Coupon Payment Date.
	Total Payment (per $10 Note)	$10.19125 (1.9125% total return)

Because the Closing Level of the Underlying is equal to or greater than the Initial Underlying Level on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are called on the fourth Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $10.19125 per $10 principal amount (reflecting your principal amount plus the applicable Contingent Coupon), a 1.9125% total return on the Notes. You will not receive any further payments on the Notes. However, because the Closing Level of the Underlying was less than the Coupon Barrier on the first through third Observation Dates, the Issuer will not pay any Contingent Coupons on the immediately following Coupon Payment Date.

Example 2 — Notes are NOT called and the Final Underlying Level is at or above the Downside Threshold and the Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	1300 (at or above Coupon Barrier; below Initial Underlying Level)	Notes NOT callable; Contingent Coupon equals $0.19125 on first Coupon Payment Date.
Second Observation Date	1200 (at or above Coupon Barrier; below Initial Underlying Level)	Notes NOT callable; Contingent Coupon equals $0.19125 on second Coupon Payment Date.
Third Observation Date	1000 (at or above Coupon Barrier; below Initial Underlying Level)	Notes NOT callable; Contingent Coupon equals $0.19125 on third Coupon Payment Date.
Fourth through Eleventh Observation Dates	Various (all below Initial Underlying Level and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the fourth through eleventh Observation Dates.
Final Valuation Date	1250 (at or above Coupon Barrier and Downside Threshold; below Initial Underlying Level)	Notes NOT called; Issuer pays principal plus Contingent Coupon of $0.19125 on Maturity Date.
	Total Payment (per $10 Note)	$10.765 (7.65 % total return)

Because the Closing Level of the Underlying was less than the Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level is equal to or greater than the Downside Threshold and Coupon Barrier, at maturity, Credit Suisse will pay you $10.19125 per $10 principal amount, which is equal to your principal amount plus the Contingent Coupon due on the Maturity Date.

In addition, because the Closing Level of the Underlying was equal to or greater than the Coupon Barrier on the first through third Observation Dates, Credit Suisse will pay you Contingent Coupons of $0.19125 on each of the immediately following Coupon Payment Dates. However, because the Closing Level of the Underlying was less than the Coupon Barrier on the fourth through eleventh Observation Dates, the Issuer will not pay any Contingent Coupons on the immediately following Coupon Payment Dates. When added to the Contingent Coupons of $0.57375 received on the prior Coupon Payment Dates, you will have received a total of $10.765 per $10 principal amount, a 7.65% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level is less than the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	1300 (at or above Coupon Barrier; below Initial Underlying Level)	Notes NOT callable; Contingent Coupon equals $0.19125 on first Coupon Payment Date.
Second Observation Date	1200 (at or above Coupon Barrier; below Initial Underlying Level)	Notes NOT callable; Contingent Coupon equals $0.19125 on second Coupon Payment Date.
Third Observation Date	1000 (at or above Coupon Barrier; below Initial Underlying Level)	Notes NOT callable; Contingent Coupon equals $0.19125 on third Coupon Payment Date.
Fourth through Eleventh Observation Dates	Various (all below Initial Underlying Level and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the fourth through the eleventh Observation Dates.
Final Valuation Date	560 (below Downside Threshold and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Underlying.
	Total Payment (per $10 Note)	$4.57375 (54.2625% loss)

Because the Closing Level of the Underlying is less than the Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level is less than the Downside Threshold, at maturity, Credit Suisse will pay you $4 per $10 principal amount, calculated as follows:

The Underlying Return will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

= −0.60

The Payment at Maturity = $10 + ($10 × Underlying Return)

= $10 + ($10 × –0.60) = $4

In addition, because the Closing Level of the Underlying was equal to or greater than the Coupon Barrier on the first through third Observation Dates, Credit Suisse will pay you a Contingent Coupon of $0.19125 on each of the immediately following Coupon Payment Dates. However, because the Closing Level of the Underlying was less than the Coupon Barrier on the fourth through final Observation Dates, (including the Final Valuation Date), the Issuer will not pay any Contingent Coupons on the immediately following Coupon Payment Dates (including the Maturity Date). When added to the Contingent Coupons of $0.57375 received on the prior Coupon Payment Dates, you will have received a total of $4.57375 per $10 principal amount, a 54.2625% total loss on the Notes.

Hypothetical Payment at Maturity excluding any Contingent Coupons

The table below assumes a Downside Threshold of 65% of the Initial Underlying Level and that the Notes are not called prior to the Final Valuation Date and illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying, excluding Contingent Coupons, if any. If the Notes are not called and the Final Underlying Level is equal to or greater than the Downside Threshold and Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the Contingent Coupon payable. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return	Payment at Maturity (excluding Contingent Coupons, if any)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	N/A	$10
−10%	−10%	$10
−20%	−20%	$10
−30%	−30%	$10
−35%	−35%	$10
−36%	−36%	$6.40
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the Closing Levels of the Underlying from January 2, 2015 through June 11, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the Underlying, see “The Reference Indices—The FTSE Russell Indices— The Russell 2000® Index” in the accompanying underlying supplement.

The Closing Level of the Russell 2000® Index on June 11, 2020 was 1356.224. The solid red line on the graph represents the Downside Threshold and Coupon Barrier.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes.

Assuming this treatment of the Notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the Notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FATCA.  You should review the section entitled “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.125 per $10 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated May 6, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on May 6, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 6, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on May 6, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.